EXHIBIT 99.1

Star Gas Partners, L.P. Announces Two Acquisitions

STAMFORD, Conn., Aug. 07, 2017 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE:SGU), a home energy distributor and services provider, today announced the acquisition of two businesses that further expand its customer base and, in one case, its geographic footprint. The Partnership purchased certain assets of one entity in Imlay City, Michigan and another located in Plainview, New York. The former serves approximately 3,000 accounts with annual volume (propane and motor fuel) of 3.8 million gallons, while the latter has roughly 16,800 accounts with annual volume (heating oil, propane, and motor fuel) of approximately 15.5 million gallons. Additional terms were not disclosed.

“We are very pleased to announce these latest additions to the Star Gas family,” said Steven J. Goldman, Star Gas Partners’ Chief Executive Officer. “Both companies bring quality customers to the Partnership, bolster our presence across key geographic regions, and strengthen our offerings – particularly with regard to propane and motor fuel. We continue to seek out financially attractive operations that can add to our brands and improve our long-term growth outlook, and we look forward to having such well-run organizations under our umbrella.”

About Star Gas Partners, L.P.

Star Gas Partners, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Partnership also services and sells heating and air conditioning equipment to its home heating oil and propane customers and to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Partnership provides home security and plumbing services primarily to its home heating oil and propane customer base. Star also sells diesel fuel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including our propane locations, we serve customers in the more northern and eastern states within the Northeast, Central and Southeast U.S. regions. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

CONTACT:
Star Gas Partners
Investor Relations
203/328-7310

Chris Witty
Darrow Associates, Inc.
646/438-9385 or cwitty@darrowir.com